Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports First Quarter Results;
Company Well-Positioned for 2014 Lawn & Garden Season

▪	First quarter adjusted loss per share improved 6% to $1.05

▪	Adjusted gross margin rate increased 270 basis points in the first quarter

▪	Overall performance in line with Company expectations

▪	Company reaffirms full-year guidance for sales and adjusted EPS

MARYSVILLE, Ohio (Feb. 6, 2014) - The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today announced fiscal first quarter results in line with the Company’s expectations and said it is well-prepared for the upcoming 2014 lawn and garden season.

The Company’s first quarter 2014 adjusted loss from continuing operations improved $3.1 million, or $0.07 per share, compared to the same quarter a year ago, driven by continued margin expansion and strong control of operating expenses.

Net sales in the three months ended December 28, 2013 were $196.4 million, compared to $205.8 million during the same quarter a year ago. The year-over-year sales decline of 5 percent was primarily due to the timing of pre-season shipments to retailers.

Sales in the Global Consumer segment were $145.3 million during the quarter, compared to $153.2 million a year ago. Scotts LawnService sales were up 3 percent to $46.2 million in the first quarter, compared to $44.8 million during the same quarter a year ago, primarily due to an increase in customer count. Sales in the fiscal first quarter represent approximately 6 to 7 percent of the Company’s full-year sales.

“While most of North America is gripped by winter, our sales, marketing and supply chain teams are working diligently to ensure a strong start to the lawn and garden season,” said Jim Hagedorn, chairman and chief executive officer. “In markets where gardening activity is occurring, we see solid levels of consumer participation, which gives us continued confidence in our plans for the year.”

The adjusted company-wide gross margin rate was 17.8 percent, compared with 15.1 percent during the first quarter a year ago. The 270-basis-point improvement was primarily attributable to favorable mix from the higher-margin Scotts LawnService business and continued improvement in the Global Consumer segment.

Selling, general and administrative expenses (SG&A) were $125.1 million, compared to $124.5 million a year ago, in line with Company expectations.

The adjusted loss from continuing operations for the first quarter was $65.4 million, or $1.05 per share, which excludes impairment, restructuring and other charges. That compares with an adjusted loss of $68.5 million, or $1.12 per share, last year. On a GAAP basis, the loss from continuing operations was $65.6 million, or $1.06 per share, compared with a loss of $68.3 million, or $1.11 per share, during the same quarter a year ago. Given the seasonal nature of the lawn and garden category, the Company historically reports a loss in its fiscal first quarter.

The operating loss for the Global Consumer segment was $67.3 million during the first quarter, compared with a loss of $68.7 million last year. Scotts LawnService reported operating income of $2.6 million, compared with a loss of $0.9 million during the same quarter a year ago. The consolidated company-wide adjusted loss from continuing operations before income taxes was $103.1 million during the first quarter of 2014, compared to a loss of $105.5 million during the same quarter a year ago.

Management Reaffirms Full-Year Outlook
The Company reiterated expectations for company-wide net sales to increase by approximately 2 to 3 percent in fiscal 2014 on flat unit volume, modest price increases in its Global Consumer segment and the continued growth of its Scotts LawnService business.

An anticipated improvement in adjusted gross margin rate of approximately 100 basis points and an increase in SG&A of approximately 3 to 4 percent are expected to result in adjusted earnings for fiscal 2014 in the range of $3.05 to $3.20 per share. In addition, the Company continues to expect operating cash flow of approximately $275 million for the year.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, Feb. 6
The Company will discuss results during a webcast and conference call today at 9 a.m. Eastern Time. Conference call participants should call 1-888-572-7034 (Conference Code: 8133155). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast, as well as any accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 1-888-203-1112. The replay will be available for 30 days.

About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials and fuel costs could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Chief Communications Officer
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statement of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended
	Footnotes	December 28, 2013	December 29, 2012	% Change
Net sales		$196.4	$205.8	(5)%
Cost of sales		161.5	174.7
Gross profit		34.9	31.1	12%
% of sales		17.8%	15.1%
Operating expenses:
Selling, general and administrative		125.1	124.5	—%
Impairment, restructuring and other		0.3	(0.4)
Other income, net		(1.0)	(1.1)
Loss from operations		(89.5)	(91.9)	3%
% of sales		(45.6)%	(44.7)%
Interest expense		13.9	13.2
Loss from continuing operations before income taxes		(103.4)	(105.1)	2%
Income tax benefit from continuing operations		(37.8)	(36.8)
Loss from continuing operations		(65.6)	(68.3)	4%
Income from discontinued operations, net of tax	(3)	—	0.6
Net loss		$(65.6)	$(67.7)
Basic loss per common share:	(1)
Loss from continuing operations		$(1.06)	$(1.11)	5%
Income from discontinued operations		—	0.01
Net loss		$(1.06)	$(1.10)
Diluted loss per common share:	(2)
Loss from continuing operations		$(1.06)	$(1.11)	5%
Income from discontinued operations		—	0.01
Net loss		$(1.06)	$(1.10)
Common shares used in basic loss per share calculation		62.1	61.4	1%
Common shares and potential common shares used in diluted loss per share calculation		62.1	61.4	1%

Non-GAAP results from continuing operations:
Adjusted loss from continuing operations	(4)	$(65.4)	$(68.5)	5%
Adjusted diluted loss per share from continuing operations	(2) (4)	$(1.05)	$(1.12)	6%
Adjusted EBITDA	(3) (4)	$(73.8)	$(75.4)	2%
Note: See accompanying footnotes on page 8.

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income (Loss) from Continuing Operations before Income Taxes by Segment
(In millions)
(Unaudited)

The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before amortization, impairment, restructuring and other charges, which is not a generally accepted accounting principle ("GAAP") measure. Senior management of the Company uses this measure of operating profit (loss) to evaluate segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.

Corporate & Other consists of revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd. and the amortization related to the Roundup® Marketing Agreement, as well as corporate, general and administrative expenses and certain other income/expense items not allocated to the business segments.

	Three Months Ended
	December 28, 2013	December 29, 2012	% Change
Net Sales:
Global Consumer	$145.3	$153.2	(5)%
Scotts LawnService®	46.2	44.8	3%
Segment total	191.5	198.0	(3)%
Corporate & Other	4.9	7.8
Consolidated	$196.4	$205.8	(5)%

Income (Loss) from Continuing Operations before Income Taxes:
Global Consumer	$(67.3)	$(68.7)	2%
Scotts LawnService®	2.6	(0.9)	389%
Segment total	(64.7)	(69.6)
Corporate & Other	(21.6)	(20.2)
Intangible asset amortization	(2.9)	(2.5)
Impairment, restructuring and other	(0.3)	0.4
Interest expense	(13.9)	(13.2)
Consolidated	$(103.4)	$(105.1)	2%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)

	December 28, 2013	December 29, 2012	September 30, 2013

ASSETS	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$124.6	$115.6	$129.8
Accounts receivable, net	167.5	168.4	313.3
Inventories	605.7	646.7	324.9
Prepaids and other current assets	117.9	126.2	113.0
Total current assets	1,015.7	1,056.9	881.0
Property, plant and equipment, net	447.5	424.0	422.3
Goodwill	335.0	314.4	315.1
Intangible assets, net	320.0	303.3	284.4
Other assets	41.2	29.5	34.4
Total assets	$2,159.4	$2,128.1	$1,937.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$229.7	$4.3	$92.4
Accounts payable	230.8	185.5	137.7
Other current liabilities	188.4	186.6	279.7
Total current liabilities	648.9	376.4	509.8
Long-term debt	652.3	981.9	478.1
Other liabilities	236.9	256.0	238.8
Total liabilities	1,538.1	1,614.3	1,226.7
Shareholders' equity	621.3	513.8	710.5
Total liabilities and shareholders’ equity	$2,159.4	$2,128.1	$1,937.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non- GAAP Disclosure Items (4)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended December 28, 2013			Three Months Ended December 29, 2012
	As Reported	Impairment, Restructuring and Other	Adjusted	As Reported	Impairment, Restructuring and Other	Adjusted
Net sales	$196.4	$—	$196.4	$205.8	$—	$205.8
Cost of sales	161.5	—	161.5	174.7	—	174.7
Gross profit	34.9	—	34.9	31.1	—	31.1
% of sales	17.8%		17.8%	15.1%		15.1%
Operating expenses:
Selling, general and administrative	125.1	—	125.1	124.5	—	124.5
Impairment, restructuring and other	0.3	0.3	—	(0.4)	(0.4)	—
Other income, net	(1.0)	—	(1.0)	(1.1)	—	(1.1)
Loss from operations	(89.5)	(0.3)	(89.2)	(91.9)	0.4	(92.3)
% of sales	(45.6)%		(45.4)%	(44.7)%		(44.8)%
Interest expense	13.9	—	13.9	13.2	—	13.2
Loss from continuing operations before income taxes	(103.4)	(0.3)	(103.1)	(105.1)	0.4	(105.5)
Income tax benefit from continuing operations	(37.8)	(0.1)	(37.7)	(36.8)	0.2	(37.0)
Loss from continuing operations	$(65.6)	$(0.2)	$(65.4)	$(68.3)	$0.2	$(68.5)
Basic loss per share from continuing operations	$(1.06)	$(0.01)	$(1.05)	$(1.11)	$0.01	$(1.12)
Diluted loss per share from continuing operations	$(1.06)	$(0.01)	$(1.05)	$(1.11)	$0.01	$(1.12)
Common shares used in basic loss per share calculation	62.1	62.1	62.1	61.4	61.4	61.4
Common shares and potential common shares used in diluted loss per share calculation	62.1	62.1	62.1	61.4	61.4	61.4
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(65.6)			$(68.3)
Income tax benefit from continuing operations	(37.8)			(36.8)
Income from discontinued operations, net of tax	—			0.6
Income tax expense from discontinued operations	—			0.3
Interest expense	13.9			13.2
Depreciation	13.0			13.6
Amortization (including Roundup)	3.1			2.7
Impairment, restructuring and other	—			(0.4)
Mark-to-market adjustments on derivatives	(0.4)			(0.3)
Adjusted EBITDA	$(73.8)			$(75.4)
Note: See accompanying footnotes on page 8.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period. Since there is a loss for the three months ended December 28, 2013 and December 29, 2012, potentially dilutive securities were not included in the calculations for those periods because to do so would have been anti-dilutive.

(3)
In the fourth quarter of fiscal 2012, the Company completed the wind down of the Company's professional seed business. As a result, effective in its fourth quarter of fiscal 2012, the Company classified its results of operations for all periods presented to reflect the professional seed business as a discontinued operation.

(4)
The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:
Adjusted income (loss) from continuing operations and adjusted diluted income (loss) per share from continuing operations - These measures exclude charges or credits relating to impairments, restructurings, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from, and not indicative of, the results of the operations of the business.

Adjusted EBITDA - This measure is calculated as net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring, non-cash items affecting net income. We believe this measure provides additional information for determining our ability to meet debt service requirements. The presentation of adjusted EBITDA herein is intended to be consistent with the calculation of that measure as required by our borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.00 at December 28, 2013) and an interest coverage ratio (minimum of 3.50 for the twelve months ended December 28, 2013). The Company was in compliance with the terms of all debt covenants at December 28, 2013.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparison between current results and results in prior operating periods. The Company believes that these non-GAAP financial measures are the most indicative of the Company's ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.